AmTrust Financial Services, Inc. Reports Fourth Quarter 2015 Operating Earnings Per Diluted Share(1)(2) of $0.72 and Net Income Per Diluted Share(2) of $0.37
Book Value Per Common Share(2) of $13.81, Up 24% Since December 31, 2014
Financial Highlights
Fourth Quarter 2015

•	Gross written premium of $1.61 billion, up 10% (14% excluding the impact of European currency fluctuations) compared to $1.46 billion in the fourth quarter 2014

•	Net earned premium of $1.06 billion, up 16% from $908.2 million in the fourth quarter 2014

•	Operating diluted EPS(1)(2) of $0.72 compared to $0.73 in the fourth quarter 2014

•	Diluted EPS(2) of $0.37 compared with $0.44 in the fourth quarter 2014

•	Annualized operating return on common equity(1) of 21.7% and annualized return on common equity of 11.2%

•	Service and fee income of $131.4 million, up 29% from $101.7 million in the fourth quarter 2014

•	Operating earnings(1) of $123.9 million compared to $118.5 million in the fourth quarter 2014

•	Net income attributable to common stockholders of $63.9 million compared to $71.6 million in the fourth quarter 2014

•	Combined ratio of 91.9% compared to 90.8% in the fourth quarter 2014

•	Weighted average diluted shares outstanding(2) of 172.0 million, up 6% compared to 162.1 million in the fourth quarter 2014

Full Year 2015

•	Gross written premium of $6.80 billion, up 12% (14% excluding the impact of European currency fluctuations) compared to $6.09 billion in 2014

•	Net earned premium of $4.02 billion, up 14% from $3.53 billion in 2014

•	Operating diluted EPS(1)(2) of $3.13 compared to $2.87 in 2014

•	Diluted EPS(2) of $2.80 compared with $2.72 in 2014

•	Operating return on common equity(1) of 25.3% and return on common equity of 22.7%

•	Service and fee income of $478.2 million, up 17% from $409.7 million in 2014

•	Operating earnings(1) of $526.7 million, up 15% compared to $458.4 million in 2014

•	Net income attributable to common stockholders of $472.0 million compared to $434.3 million in 2014

•	Combined ratio of 91.0% compared to 90.7% in 2014

•	Book value per common share(2) of $13.81, up 24% from $11.17 at December 31, 2014

•	AmTrust's stockholders' equity was $2.91 billion as of December 31, 2015, up 43% compared to $2.04 billion as of December 31, 2014

•	Weighted average diluted shares outstanding(2) of 168.4 million, up 6% compared to 159.0 million in 2014

NEW YORK, February 10, 2016 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company" or "AmTrust") today announced continued growth of operating earnings(1) and strong operating return on equity(1) for the fourth quarter and full year of 2015.
For the fourth quarter 2015, operating earnings(1) were $123.9 million, or $0.72 per diluted share(2) compared to $118.5 million, or $0.73 per diluted share(2), in the fourth quarter of 2014. Fourth quarter 2015 net income attributable to common stockholders was $63.9 million, or $0.37 per diluted share(2), compared to $71.6 million, or $0.44 per diluted share(2), in the fourth quarter 2014. Fourth quarter 2015 annualized operating return on common equity(1) was 21.7% compared to 27.7% in the fourth quarter 2014. Annualized return on common equity was 11.2% for the fourth quarter of 2015 compared to 16.7% for the fourth quarter of 2014.

For 2015, operating earnings(1) were $526.7 million, or $3.13 per diluted share(2), an increase of 15%, compared to $458.4 million, or $2.87 per diluted share(2), in 2014. During 2015, net income attributable to common stockholders grew to $472.0 million, or $2.80 per diluted share(2), an increase of 9% from $434.3 million, or $2.72 per diluted share(2), in 2014. Operating return on common equity(1) for 2015 was 25.3% compared to 29.9% from 2014. Return on common equity for 2015 was 22.7% compared to 28.4% for 2014.
On December 15, 2015, the Company announced a two-for-one stock split to be implemented by way of a 100% stock dividend. The stock dividend was paid February 2, 2016. The shares began trading on a post-split basis on February 3, 2016. All per share information presented in this release has been updated to reflect the stock split.

Fourth Quarter 2015 Results
Total revenue was $1.21 billion, an increase of $0.16 billion, or 16%, from $1.05 billion in the fourth quarter 2014. Gross written premium was $1.61 billion, an increase of $0.15 billion, or 10%, from $1.46 billion in the fourth quarter of 2014. Fourth quarter 2015 gross written premium was negatively impacted by $49.3 million due to declines in European currencies compared to a $12.9 million negative impact to gross written premium in the fourth quarter 2014. Net written premium was $1.07 billion, an increase of $166.7 million, or 19%, compared to $898.5 million in the fourth quarter 2014. Net earned premium was $1.06 billion, an increase of $149.8 million, or 16%, from $908.2 million in the fourth quarter 2014. The combined ratio was 91.9% compared to 90.8% in fourth quarter 2014.
In the fourth quarter 2015, changes in currencies resulted in a non-cash increase in net income of $25.9 million, or $0.15 per diluted share(2), compared to a $34.4 million increase, or $0.21 diluted per share(2), in the fourth quarter of 2014.
Total service and fee income of $131.4 million increased $29.8 million, or 29%, from $101.7 million in the fourth quarter of 2014 and included $18.5 million from related parties in the fourth quarter 2015 compared with $16.4 million in the fourth quarter 2014.
Investment income, excluding net realized gains and losses, totaled $45.0 million, an increase of 25% from $35.9 million in the fourth quarter of 2014. In addition, fourth quarter 2015 results included net realized investment losses of $22.6 million, or $14.7 million after-tax, on certain fixed income and equity investments compared with net realized investment gains of $2.0 million, or $1.3 million after-tax, in the fourth quarter of 2014.
Loss and loss adjustment expense totaled $720.8 million in the fourth quarter 2015, compared to $587.5 million in the fourth quarter 2014, and resulted in a loss ratio of 68.1% compared with 64.7% for the fourth quarter 2014.
Acquisition costs and other underwriting expense of $251.1 million increased $14.4 million from $236.7 million for the fourth quarter 2014. The expense ratio was 23.8% compared to 26.1% for the fourth quarter 2014. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $90.7 million, up 22% from $116.2 million in the fourth quarter 2014. During the three months ended December 31, 2015, AmTrust ceded $394.4 million of gross written premium and $415.7 million of earned premium to Maiden compared to $434.7 million of gross written premium and $392.5 million of earned premium ceded in the fourth quarter 2014.
Other expense of $153.3 million decreased $4.4 million, or 3%, from $157.7 million in the fourth quarter 2014. Other expense included a non-cash goodwill impairment charge of $55.3 million and $61.5 million in the fourth quarter of 2015 and 2014, respectively, related to our Luxembourg reinsurance companies.
The effective tax rate was 28.3%, compared to 16.3% in the fourth quarter of 2014.
Full Year 2015 Results
Total revenue was $4.66 billion, an increase of $580.0 million, or 14%, from $4.08 billion in 2014. Gross written premium was $6.80 billion, an increase of $711.6 million, or 12%, from $6.09 billion in 2014. 2015 gross written premium was negatively impacted by $155.6 million due to declines in European currencies compared to a positive impact of $31.2 million in 2014 due to increases in European currencies. Net written premium was $4.26 billion, an increase of $303.4 million, or 7.7%, from $3.96 billion in 2014. Net earned premium of $4.02 billion increased $495.2 million, or 14%, from $3.53 billion in 2014. The combined ratio was 91.0% compared to 90.7% in 2014.
Total service and fee income of $478.2 million increased $68.5 million, or 17%, from $409.7 million in 2014 and included $76.5 million from related parties in 2015 compared with $58.4 million in 2014.

Investment income, excluding net realized gains and losses, totaled $156.3 million, an increase of 19% from $131.6 million in 2014. In addition, 2015 results included net realized investment gains of $8.1 million, or $5.3 million after-tax, on certain fixed income and equity investments compared with net realized investment gains of $16.4 million, or $10.7 million after-tax, in 2014.
Loss and loss adjustment expense totaled $2.68 billion in 2015, compared to $2.34 billion in 2014, and resulted in a loss ratio of 66.7% compared with 66.4% for 2014.
Acquisition costs and other underwriting expense of $979.5 million increased $122.6 million from $856.9 million in 2014. The expense ratio was consistent at 24.3% in 2015 and 2014. Ceding commissions, primarily related to the reinsurance agreements with Maiden, totaled $564.2 million, up 39% from $405.1 million in 2014. During the year ended December 31, 2015, AmTrust ceded $1.90 billion of gross written premium and $1.72 billion of earned premium to Maiden compared to $1.59 billion of gross written premium and $1.38 billion of earned premium ceded in the same period of 2014.
Other expense of $466.8 million increased $30.4 million, or 7%, from $436.4 million in 2014. Other expense included a non-cash goodwill impairment charge of $55.3 million and $61.5 million in 2015 and 2014, respectively related to our Luxembourg reinsurance companies.
Provision for income taxes were $66.3 million compared to $53.6 million for 2014. The effective tax rate was 12.0%, compared to 11.4% in 2014. The 2015 income tax provision reflects a favorable return to provision adjustment recognized in the third quarter 2015 in connection with the filing of the Company's 2014 federal income tax return. In addition, during the second quarter of 2015, the Company's income tax provision included a reduction in taxes due to an adjustment related to jurisdictional profitability associated with our international operations.
As of December 31, 2015, the Luxembourg reinsurance companies had deferred tax liabilities of $11.2 million and goodwill and intangible assets of $6.4 million, related to the Company's equalization reserves.

During 2015, the Company issued an aggregate of 8,450,000 shares of its common stock (or 16,900,000 split adjusted shares) in two separate underwritten public offerings, resulting in net proceeds of approximately $487 million. The common stock sales contributed to the Company's weighted average number of diluted shares outstanding, rising 9.4 million, or 6%, to 168.4 million common shares in 2015 compared to 159.0 million common shares in 2014.

Total assets of approximately $17.15 billion increased $3.30 billion, or 24%, from $13.85 billion at December 31, 2014. Total cash, cash equivalents and investments of $7.20 billion increased $1.54 billion, or 27%, from $5.66 billion as of December 31, 2014. AmTrust's stockholder's equity of $2.91 billion increased 43% from $2.04 billion at December 31, 2014.
As of December 31, 2015, the Company's debt-to-capitalization ratio was 25.8%, compared with 27.1% as of December 31, 2014.
During the three months ended December 31, 2015, the Board of Directors declared cash dividends totaling $0.30 per share (or $0.15 per split adjusted share) on its common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.750%	$0.421875
B	7.250%	$0.453125
C	7.625%	$0.476563
D	7.500%	$0.468750

Conference Call:
On February 10, 2016 at 10:00 AM ET, CEO & President Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   (877) 755-7421
Toll Dial-in (Outside the U.S):   (973) 200-3087
Conference ID: 32527556

Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 1:00 PM ET Wednesday, February 10, 2016 through Wednesday, February 17, 2016 at 11:59 PM ET. To listen to the replay, please dial (855) 859-2056 (within the U.S.) or (404) 537-3406 (outside the U.S.) and enter replay passcode 32527556, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at (855) 327-2223.
Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corp., ACP Re, Ltd., or third party agencies and warranty administrators, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

SVP Investor Relations
Elizabeth Malone, CFA
beth.malone@amtrustgroup.com
(646) 458-7924

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Gross written premium	$1,609,199	$1,459,648	$6,799,537	$6,087,965

Net written premium	$1,065,165	$898,471	$4,260,058	$3,956,618
Change in unearned premium	(7,193)	9,692	(238,331)	(430,054)
Net earned premium	1,057,972	908,163	4,021,727	3,526,564

Service and fee income	131,440	101,660	478,206	409,743
Net investment income	45,009	35,928	156,290	131,601
Net realized and unrealized (loss) gain on investments	(22,576)	1,992	8,117	16,423
Other revenue	153,873	139,580	642,613	557,767
Total revenue	1,211,845	1,047,743	4,664,340	4,084,331
Loss and loss adjustment expense	720,846	587,464	2,682,208	2,342,619
Acquisition costs and other underwriting expense	251,100	236,742	979,502	856,923
Other expense	153,272	157,678	466,759	436,350
Total expense	1,125,218	981,884	4,128,469	3,635,892
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	86,627	65,859	535,871	448,439
Other income (expense):
Interest expense	(15,289)	(9,972)	(48,052)	(45,857)
Loss on extinguishment of debt	—	(9,831)	(5,271)	(9,831)
Gain on life settlement contracts net of profit commission	759	17,486	19,844	12,306
Foreign currency gain	25,905	34,419	43,260	60,245
Gain on acquisition	—	—	5,826	—
Gain on sale of subsidiary	—	—	—	6,631
Total other income	11,375	32,102	15,607	23,494
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	98,002	97,961	551,478	471,933
Provision for income taxes	27,706	15,940	66,341	53,686
Equity in earnings of unconsolidated subsidiaries (related parties)	2,337	1,504	25,385	28,351
Net income	72,633	83,525	510,522	446,598
Redeemable non-controlling interest and non-controlling interest	12	(6,613)	(6,928)	416
Net income attributable to AmTrust stockholders	$72,645	$76,912	$503,594	$447,014
Dividends on preferred stock	(8,793)	(5,351)	(31,590)	(12,738)
Net income attributable to AmTrust common stockholders	$63,852	$71,561	$472,004	$434,276
Operating earnings(1) attributable to AmTrust common stockholders	$123,885	$118,494	$526,732	$458,369

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Earnings per common share:
Basic earnings per share (2)	$0.38	$0.47	$2.86	$2.89
Diluted earnings per share (2)	$0.37	$0.44	$2.80	$2.72
Operating diluted earnings per share (1)(2)	$0.72	$0.73	$3.13	$2.87
Weighted average number of basic shares outstanding (2)	168,878	152,036	165,042	149,866
Weighted average number of diluted shares outstanding (2)	171,979	162,124	168,360	159,034
Combined ratio	91.9%	90.8%	91.0%	90.7%
Return on equity	11.2%	16.7%	22.7%	28.4%
Operating return on equity (1)	21.7%	27.7%	25.3%	29.9%
Reconciliation of net realized gain (loss):
Other-than-temporary investment impairments	$(9,037)	$(4,036)	$(19,155)	$(8,039)
Impairments recognized in other comprehensive income	—	—	—	—
	(9,037)	(4,036)	(19,155)	(8,039)
Net realized (loss) gain on sale of investments	(13,539)	6,028	27,272	24,462
Net realized (loss) gain	$(22,576)	$1,992	$8,117	$16,423

AmTrust Financial Services, Inc. Balance Sheet Highlights (in thousands, except book value per common share) (Unaudited)

	December 31, 2015	December 31, 2014
Cash, cash equivalents and investments	$7,204,153	$5,664,856
Premium receivables	2,115,653	1,851,682
Goodwill and intangible assets	800,045	667,681
Loss and loss adjustment expense reserves	7,208,367	5,664,205
Unearned premium	4,014,728	3,447,203
Trust preferred securities	123,714	123,714
Convertible senior notes	168,272	214,424
6.125% Senior notes	250,000	250,000
7.25% Subordinated Notes due 2055	150,000	—
7.50% Subordinated Notes due 2055	135,000	—
Preferred stock	482,500	300,000
AmTrust's stockholders' equity	2,912,146	2,037,020
Book value per common share (2)	$13.81	$11.17

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$63,852	$71,561	$472,004	$434,276
Less: Net realized (loss) gain on investments net of tax	(14,674)	1,295	5,276	10,675
Non-cash amortization of intangible assets	(14,358)	(8,880)	(46,524)	(33,543)
Non-cash impairment of goodwill (3)	(55,304)	(62,898)	(55,304)	(62,898)
Non-cash interest on convertible senior notes net of tax	(1,602)	(1,038)	(5,978)	(2,614)
Loss on extinguishment of debt	—	(9,831)	(5,271)	(9,831)
Foreign currency transaction gain	25,905	34,419	43,260	60,245
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	6,026	9,563
Acquisition gain net of tax	—	—	3,787	—
Gain on sale of a subsidiary net of tax	—	—	—	4,310
Operating earnings (1) attributable to AmTrust common stockholders	$123,885	$118,494	$526,732	$458,369
Reconciliation of diluted earnings per share to diluted operating earnings per share (1)(2):
Diluted earnings per share	$0.37	$0.44	$2.80	$2.72
Less: Net realized (loss) gain on investments net of tax	(0.09)	0.01	0.03	0.07
Non-cash amortization of intangible assets	(0.08)	(0.06)	(0.28)	(0.21)
Non-cash impairment of goodwill (3)	(0.32)	(0.38)	(0.33)	(0.39)
Non-cash interest on convertible senior notes net of tax	(0.01)	(0.01)	(0.04)	(0.02)
Loss on extinguishment of debt	—	(0.06)	(0.03)	(0.06)
Foreign currency transaction gain	0.15	0.21	0.26	0.37
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	0.04	0.06
Acquisition gain net of tax	—	—	0.02	—
Gain on sale of a subsidiary net of tax	—	—	—	0.03
Operating diluted earnings per share (1)(2)	$0.72	$0.73	$3.13	$2.87
Reconciliation of return on common equity to operating return on common equity:
Return on common equity	11.2%	16.7%	22.7%	28.4%
Less: Net realized (loss) gain on investments net of tax	(2.6)%	0.3%	0.2%	0.7%
Non-cash amortization of intangible assets	(2.5)%	(2.1)%	(2.2)%	(2.1)%
Non-cash impairment of goodwill (3)	(9.6)%	(14.8)%	(2.7)%	(4.0)%
Non-cash interest on convertible senior notes net of tax	(0.3)%	(0.2)%	(0.3)%	(0.2)%
Loss on extinguishment of debt net of tax	—%	(2.3)%	(0.2)%	(0.6)%
Foreign currency transaction gain	4.5%	8.1%	2.1%	3.8%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—%	—%	0.3%	0.6%
Acquisition gain net of tax	—%	—%	0.2%	—%
Gain on sale of a subsidiary net of tax	—%	—%	—%	0.3%
Operating return on common equity (1)	21.7%	27.7%	25.3%	29.9%

(1)
References to operating earnings, operating diluted EPS, and operating return on common equity are non-GAAP financial measures. Operating earnings ("Operating Earnings") is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized gain (loss) on investments, non-cash amortization of intangible assets, non-cash impairment of goodwill, non-cash interest on convertible senior notes, net of tax, loss on extinguishment of debt, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax and gain on sale of a subsidiary net of tax. Operating Earnings should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as Operating Earnings divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings, operating diluted earnings per share, and operating return on common equity are more relevant measures of the Company's profitability because Operating Earnings, operating diluted earnings per share, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of Operating Earnings, operating diluted earnings per share, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(2)
On December 15, 2015, the Company announced a two-for-one stock split on its outstanding common stock. The stock split occurred on February 2, 2016 based on the shareholders of record at the close of business on January 19, 2016. As a result of this stock split, all weighted average shares outstanding, earnings per share amounts and book value per share contained herein have been adjusted to reflect the stock split.

(3)	The non-cash goodwill impairment charges relate to equalization reserves for the Company's Luxembourg reinsurance entities.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Gross written premium
Small Commercial Business	$746,048	$633,263	$3,320,650	$2,999,714
Specialty Risk and Extended Warranty	630,904	595,401	2,158,921	1,983,052
Specialty Program	232,247	230,984	1,319,966	1,105,199
	$1,609,199	$1,459,648	$6,799,537	$6,087,965
Net written premium
Small Commercial Business	$432,178	$356,036	$1,932,100	$1,882,383
Specialty Risk and Extended Warranty	475,744	400,502	1,450,817	1,333,747
Specialty Program	157,243	141,933	877,141	740,488
	$1,065,165	$898,471	$4,260,058	$3,956,618
Net earned premium
Small Commercial Business	$486,176	$417,820	$1,886,880	$1,606,805
Specialty Risk and Extended Warranty	341,555	311,089	1,305,036	1,232,238
Specialty Program	230,241	179,254	829,811	678,612
Corporate and Other	—	—	—	8,909
	$1,057,972	$908,163	$4,021,727	$3,526,564
Loss Ratio:
Small Commercial Business	66.8%	63.0%	65.4%	65.7%
Specialty Risk and Extended Warranty	68.9%	64.1%	67.6%	66.4%
Specialty Program	69.8%	65.8%	68.2%	67.3%
Total	68.1%	64.7%	66.7%	66.4%
Expense Ratio:
Small Commercial Business	24.9%	28.2%	25.8%	25.9%
Specialty Risk and Extended Warranty	19.8%	22.0%	20.3%	20.6%
Specialty Program	27.2%	28.0%	27.5%	27.0%
Total	23.8%	26.1%	24.3%	24.3%
Combined Ratio:
Small Commercial Business	91.7%	91.2%	91.2%	91.6%
Specialty Risk and Extended Warranty	88.7%	86.1%	87.9%	87.0%
Specialty Program	97.0%	93.8%	95.7%	94.3%
Total	91.9%	90.8%	91.0%	90.7%